EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 9, 2010, with respect to the consolidated financial statements and schedule of Icahn Enterprises L.P. as of December 31, 2009 and 2008 and for the three years in the period ended December 31, 2009, included in the Current Report on Form 8-K filed on June 9, 2010. We hereby consent to the inclusion of said report in Icahn Enterprises L.P.’s Current Report on Form 8-K and the incorporation by reference of said report in the Registration Statements of Icahn Enterprises L.P. on Forms S-3 (File No. 333-158705, effective May 17, 2010 and File No. 333-143930, effective December 31, 2007).

/s/ Grant Thornton LLP

New York, New York
June 9, 2010